[ON CHAPMAN AND CUTLER LLP LETTERHEAD]

May 14, 2026

Nuveen Investment Trust II

333 West Wacker Drive

Chicago, Illinois 60606-1286

Re:        Nuveen Investment Trust II

Ladies and Gentlemen:

We have served as counsel for the Nuveen Investment Trust II (the “Fund”), which proposes to offer and sell ETF Class shares of its series, Nuveen Dividend Growth Fund, (the “Shares”) in the manner and on the terms set forth in Post-Effective Amendment No. 211 and Amendment No. 212 to its Registration Statement on Form N-1A filed on May 14, 2026 (the “Amendment”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, respectively.

In connection therewith, we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinion hereinafter set forth. We understand that the Fund has received and is relying on the legal opinion of even date hereof of Morgan, Lewis & Bockius LLP (the “MLB Opinion”), special Massachusets counsel to the Fund, regarding certain issues pertaining to the laws of the Commonwealth of Massachusetts more fully described therein. In rendering our opinion, we have assumed that the MLB Opinion is true, complete and correct in all respects, without undertaking any independent investigation or analysis of the matters set forth therein.

Based upon the foregoing, we are of the opinion that:

In accordance with the Fund’s Amended and Restated Declaration of Trust dated May 1, 2026, the Fund’s By-Laws, the Fund’s Amended and Restated Designation of Series, the Fund’s Amended Establishment and Designation of Classes, and resolutions adopted by the Fund’s Trustees regarding the Shares (the “Resolutions”), and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities, the Shares of the Fund, when issued and sold in

May 14, 2026

accordance with the Resolutions and for the consideration described in the Amendment, will be validly issued, fully paid and non-assessable, except that, as set forth in the Amendment, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-33607) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended.

Respectfully submitted,

/s/ Chapman and Cutler LLP

CHAPMAN AND CUTLER LLP